MORGAN STANLEY SENIOR FUNDING, INC.
1585 Broadway
New York, New York 10036
CITIGROUP GLOBAL MARKETS INC.
390 Greenwich Street
New York, New York 10013
PERSONAL AND CONFIDENTIAL
September 30, 2005
NRG Energy, Inc.
211 Carnegie Center
Princeton, New Jersey 08540
Commitment Letter
Ladies and Gentlemen:
We are pleased to confirm the arrangements under which (a) each of Morgan Stanley Senior Funding, Inc. (“MSSF”) and Citigroup Global Markets Inc. (“CGMI”) on behalf of Citigroup (as defined below and together with MSSF, the “Initial Lenders”) is exclusively authorized by NRG Energy, Inc. (“NRG” or “you”), to act as a joint lead arranger and joint bookrunner (with MSSF having “left side” designation as global coordinator and physical bookrunner status) in connection with the Senior Facilities (as defined below) and the Bridge Loans (as defined below), and (b) each of MSSF and Citigroup is exclusively authorized to provide, on a several basis, a portion of the financing for certain transactions described herein, in each case on the terms and subject to the conditions set forth in this letter and the attached Annexes A, B, C and D hereto (collectively, the “Commitment Letter”). The term “Arrangers” refers to MSSF and Citigroup, collectively. In connection with the foregoing, (a) MSSF shall be the sole administrative agent in connection with the Senior Facilities and the sole administrative agent in connection with the Bridge Loans, and (b) Citigroup shall be the sole syndication agent in connection with the Senior Facilities and the sole syndication agent in connection with the Bridge Loans. MSSF and Citigroup shall each be a co-documentation agent in connection with the Senior Facilities. It is understood and agreed that (a) no additional agents, co-agents, arrangers, co-arrangers, managers or co-managers will be appointed and no other titles will be awarded in connection with the Facilities (defined below) without the approval of each Arranger and (b) no compensation (other than as expressly contemplated by this Commitment Letter, the Term Sheets attached as Annexes B and C or the Fee Letters referred to below) will be paid in connection with the syndication of the Facilities unless you and each Arranger so agree. For purposes of this Commitment Letter, “Citigroup” means CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated herein.
You have informed us that NRG or a newly formed subsidiary of NRG will purchase (a) 82% of the outstanding equity interests of Texas Genco LLC (“Target”) directly from certain sellers (the “Sellers”)

Morgan Stanley Senior Funding, Inc.
Citigroup Global Markets Inc.
September 30, 2005

and (b) all of the issued outstanding shares of certain corporations affiliated with the Sellers that hold the remaining 18% of the outstanding equity interests of Target (the “Acquisition”). As consideration for such purchase, you have informed us that you will pay cash and stock (preferred and/or common) consideration in connection with the Acquisition.
You have also informed us that the total cash cost of the Acquisition (including costs and expenses) and related working capital requirements of NRG after consummation of the Acquisition will be financed with:
(a)	up to $3,200.0 million under a senior first priority secured term loan facility (the “Term Facility”) having the terms set forth on Annex B;

(b)	up to $600.0 million under a senior first priority secured revolving credit facility (the “Revolving Facility”) having the terms set forth on Annex B;

(c)	up to $1,000.0 million under a senior first priority secured synthetic letter of credit facility to provide credit support for Commodity Hedging Arrangements (as defined in Annex B) and power purchase agreements (the “LC Facility” and, together with the Term Facility and the Revolving Facility, the “Senior Facilities”) having the terms set forth on Annex B;

(d)	the issuance by NRG of debt, equity and equity-linked securities (collectively, the “Permanent Securities”) in capital markets transactions (collectively, the “Capital Markets Transactions”) currently expected to consist of (i) $3,600.0 million of senior unsecured notes (the “Notes”) pursuant to a Rule 144A offering (the “Notes Offering”) and (ii) $1,500.0 million of equity and equity-linked securities pursuant to a registered offering under the Securities Act of 1933, as amended, and/or if less than $5,100 million in gross proceeds are received from such Capital Market Transactions, borrowings by NRG of up to $5,100.0 million under senior increasing rate bridge loans (the “Bridge Loans”; together with the Senior Facilities, the “Facilities”) having the terms set forth on Annex C; and

(e)	cash on the balance sheet of NRG.
The proceeds of the Term Facility and the Capital Markets Transactions (and/or any Bridge Loans) will be used to fund the cash portion of the Acquisition, the related refinancing transactions and related fees and expenses. The stock portion of the Acquisition consideration will consist of common stock of NRG and, under the circumstances set forth in the Acquisition Agreement (as defined below) perpetual preferred stock of NRG (the “Perpetual Preferred”) having the terms set forth in the definitive documentation for the Acquisition (as in effect on the date hereof, the “Acquisition Agreement”). Amounts available under the Revolving Facility, which shall be undrawn (except to the extent provided in Annex B) on the Closing Date (as defined in Annex B), will be used for ongoing working capital requirements of NRG following the Acquisition and for general corporate purposes. Amounts available

Morgan Stanley Senior Funding, Inc.
Citigroup Global Markets Inc.
September 30, 2005

under the LC Facility will be used to provide credit support for Commodity Hedging Arrangements and power purchase agreements.
On the terms and subject to the conditions contained in this Commitment Letter:
(a)	each of MSSF and CGMI is pleased to confirm its commitment to act as a joint lead arranger and joint bookrunner (with MSSF having “left side” designation as global coordinator and physical bookrunner status) in connection with the Senior Facilities;

(b)	each of MSSF and CGMI is pleased to confirm its commitment to act as a joint lead arranger and joint bookrunner (with MSSF having “left side” designation and physical bookrunner status) in connection with the Bridge Loans;

(c)	MSSF is pleased to confirm its commitment to act as (i) sole administrative agent in connection with the Senior Facilities and (ii) sole administrative agent in connection with the Bridge Loans;

(d)	Citigroup is pleased to confirm its commitment to act as (i) sole syndication agent in connection with the Senior Facilities and (ii) sole syndication agent in connection with the Bridge Loans; and

(e)	each of MSSF and Citigroup is pleased to confirm its commitment to act as a co-documentation agent in connection with the Senior Facilities.
In addition, on the terms and subject to the conditions contained in this Commitment Letter, (a) MSSF is pleased to commit to provide NRG with 50.0% of each Senior Facility and 50.0% of the Bridge Loans, and (b) Citigroup is pleased to commit to provide NRG with 50.0% of each Senior Facility and 50.0% of the Bridge Loans. The fees for services related to the Facilities are set forth in a separate fee letter (the “Fee Letter”) among NRG, MSSF, Morgan Stanley & Co. Incorporated (“Morgan Stanley”), Citicorp North America, Inc. (“CNAI”) and CGMI dated the date hereof. In addition, pursuant to an engagement letter (the “Engagement Letter”), dated the date hereof, among NRG, MSSF, Morgan Stanley, CNAI and CGMI, NRG has, among other things, offered each of Morgan Stanley and CGMI the right to act as a exclusive joint placement agents, exclusive joint bookrunners, exclusive joint initial purchasers or exclusive joint underwriters in connection with the Capital Markets Transactions.
Each Initial Lender’s commitment is subject to the following conditions:
(a)	there shall not have been, since June 30, 2005 (the date of the most recent unaudited financial statements of Target and NRG received by the Initial Lenders),
(i)	any state of facts, change, development, event, effect, condition or occurrence that is materially adverse to the business, assets properties, liabilities or condition (financial or otherwise) of Target and its subsidiaries taken as a whole or that, directly or indirectly, prevents or materially impairs or delays the ability of

Morgan Stanley Senior Funding, Inc.
Citigroup Global Markets Inc.
September 30, 2005

Target to perform its obligations under the Acquisition Agreement; provided, however, that any adverse change or effect attributable to (1) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other law of or by any governmental authority (including, for the avoidance of doubt, the ERCOT Market), (2) changes or developments in national, regional, state or local wholesale or retail markets for power or fuel, including, without limitation, changes in commodity prices, related products, or availability or costs of transportation, (3) changes or developments in national, regional, state or local wholesale or retail electric power prices, (4) system-wide changes or developments in national, regional or state electric transmission or distribution systems, other than changes or developments involving physical damage or destruction thereto, (5) the announcement, pendency or consummation of the transactions contemplated by the Acquisition Agreement (including any decrease in customer demand, any reduction in revenues, any disruption in supplier, partner or similar relationships, or any loss of employees), and (6) changes or developments in financial or securities markets or the economy in general, shall, in each case, be excluded from such determination to the extent, in the case of clauses (1) through (6), any such laws, changes and developments do not have a disproportionate adverse effect on Target and its subsidiaries as compared to other entities engaged in the power generation business in any of the relevant geographic areas with respect to such laws, changes or developments, as applicable (a “Target MAC”), or

(ii)	any state of facts, change, development, event, effect, condition or occurrence materially adverse to the business, assets properties, liabilities or condition (financial or otherwise) of NRG, Target and their respective subsidiaries, taken as a whole, or that, directly or indirectly, prevents or materially impairs or delays the ability of NRG, Target and their respective subsidiaries, taken as a whole, to perform their obligations under the Acquisition Agreement; provided, however, that any adverse change or effect attributable to (1) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other law of or by any governmental authority (including, for the avoidance of doubt, the ERCOT Market), (2) changes or developments in national, regional, state or local wholesale or retail markets for power or fuel, including, without limitation, changes in commodity prices, related products, or availability or costs of transportation, (3) changes or developments in national, regional, state or local wholesale or retail electric power prices, (4) system-wide changes or developments in national, regional or state electric transmission or distribution systems, other than changes or developments involving physical damage or destruction thereto, (5) the announcement, pendency or consummation of the transactions contemplated by the Acquisition Agreement (including any decrease in customer demand, any reduction in revenues, any disruption in supplier,

Morgan Stanley Senior Funding, Inc.
Citigroup Global Markets Inc.
September 30, 2005

partner or similar relationships, or any loss of employees), and (6) changes or developments in financial or securities markets or the economy in general, shall, in each case, be excluded from such determination to the extent, in the case of clauses (1) through (6), any such laws, changes and developments do not have a disproportionate adverse effect on NRG, Target and their respective subsidiaries, taken as a whole, as compared to other entities engaged in the power generation business in any of the relevant geographic areas with respect to such laws, changes or developments, as applicable (a “Combined Company MAC”), and
(b)	NRG shall have used all commercially reasonable efforts to cause Standard & Poor’s Rating Services and Moody’s Investor Service, Inc. to assign (at least 30 days prior to the Closing Date) and maintain a rating for the Senior Facilities.
In interpreting the definition of “Target MAC” and “Combined Company MAC” with respect to plant outages, the parties agree that the effect of the unplanned plant outages at Target and its subsidiaries from August 31, 2002 to the date of the Acquisition Agreement did not in and of themselves constitute a “Target MAC” or “Combined Company MAC” after taking into account all relevant facts and circumstances. Each Initial Lender’s commitment is also subject to the satisfactory negotiation, execution and delivery of appropriate loan documents relating to the Facilities including, without limitation, a credit agreement, a bridge loan agreement, guaranties, security agreements, pledge agreements, real property security agreements, opinions of counsel and other related definitive documents (collectively, the “Loan Documents”) incorporating and substantially consistent with the terms set forth in this Commitment Letter and otherwise reasonably satisfactory in form and substance to such Initial Lender and you. Each Initial Lender’s commitment is also conditioned upon and made subject to (a) our not becoming aware after the date hereof of any new information not previously disclosed to us relating to Target or NRG, the Acquisition or the transactions contemplated by this Commitment Letter that is inconsistent in a material and adverse manner relative to the information disclosed to us prior to the date hereof, in each case such that it would reflect a Target MAC or a Combined Company MAC and (b) the accuracy of the representations made on the date of this Commitment Letter in the fifth succeeding paragraph below. Notwithstanding anything in this Commitment Letter, the Term Sheets attached hereto, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary, (i) the only representations relating to NRG, Target and their respective businesses, the making of which shall be a condition to availability of the Facilities on the Closing Date shall be (A) such representations made in the Acquisition Agreement by Target as are material to the interests of the Lenders, but only to the extent that NRG has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement and (B) the Specified Representations (as defined below) and (ii) the terms of the Loan Documents shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth herein and in the Term Sheets attached hereto are satisfied (it being understood that, to the extent any guarantee or collateral is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such guarantee or collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed). For purposes hereof, the “Specified Representations” means the representations and warranties of NRG set forth in the term sheets attached

Morgan Stanley Senior Funding, Inc.
Citigroup Global Markets Inc.
September 30, 2005

as Annexes B and C relating to corporate power and authority, the enforceability of the Loan Documents, Federal Reserve Margin Regulations, the Investment Company Act of 1940, NRG financial statements and the status of the Senior Facilities as senior debt.
The Arrangers intend and reserve the right to syndicate the Facilities to the Lenders (as defined in Annexes B and C). The Arrangers shall select the Lenders after consultation with NRG, and the Arrangers will lead the syndication, including determining the timing of all offers to potential Lenders, any title of agent or similar designations awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender. The Arrangers will determine the final commitment allocations after consultation with NRG. NRG agrees to use commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from the existing lending relationships of NRG, Target and their respective subsidiaries. In addition, each Initial Lender’s commitment hereunder will be subject to such Initial Lender’s reasonable satisfaction that, until (a) the Bridge Loans, if any, are repaid in full or automatically converted into a Term Loan and (b) the earlier of (i) the date that is 180 days following the funding of the Senior Facilities or (ii) the date on which the Successful Syndication of the Senior Facilities occurs, there shall be no other debt facility or debt security of NRG or its subsidiaries or Target or its subsidiaries or affiliates syndicated, issued or publicly announced (other than (a) the Facilities, (b) the other indebtedness contemplated hereby and (c) non-recourse project subsidiary indebtedness incurred to finance the expansion of NRG’s facility known as “Big Cajun” if such indebtedness is either (i) evidenced by a note that is placed with an institutional investor and rated no less than BB by Standard & Poor’s Rating Services and no less than Ba2 by Moody’s Investor Service, Inc. or (ii) evidenced by bank loans syndicated only to commercial banks and not to institutional investors) to the extent that such financing could have a material adverse effect on the syndication of any of the Facilities, without the prior written consent of the Arrangers, which will not be unreasonably withheld.
NRG agrees to cooperate with the Arrangers, and to use commercially reasonable efforts to cause Target to cooperate with the Arrangers, in connection with (a) the preparation of an information package regarding the business, operations, financial projections and prospects of Target including, without limitation, the delivery of all information relating to the transactions contemplated hereunder prepared by or on behalf of Target or NRG deemed reasonably necessary by the Arrangers to complete the syndication of the Facilities and (b) the presentation of an information package reasonably acceptable in format and content to the Arrangers in bank meetings and other communications with prospective Lenders in connection with the syndication of the Facilities. NRG shall be solely responsible for the information provided by NRG contained in any information package and presentation and acknowledges that the Arrangers will be using and relying upon such information without independent verification thereof. NRG agrees that information regarding the Facilities and information provided by NRG or its representatives to the Arrangers in connection with the Facilities (including, without limitation, draft and execution versions of the Loan Documents, publicly filed financial statements and draft or final offering materials relating to contemporaneous securities issuances by NRG) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks workspace) created for purposes of syndicating the Facilities or otherwise, in accordance with the Arrangers’ standard syndication practices (including hard copy and via electronic transmissions), provided that such potential Lenders and such other persons shall have agreed to customary confidentiality arrangements required by any such workspace. Without limiting the foregoing, NRG will authorize, and will use commercially

Morgan Stanley Senior Funding, Inc.
Citigroup Global Markets Inc.
September 30, 2005

reasonable efforts to cause Target to authorize, the use of their respective logos in connection with any such dissemination.
At the request of any of the Arrangers, NRG agrees to assist the Arrangers in preparing a version of the information package and presentation that does not contain material non-public information concerning NRG or Target, their respective affiliates or their securities and to assist the Arrangers in identifying non-public information concerning NRG or Target, their respective affiliates or their securities.
NRG, to the best of its knowledge based on its review and analysis, represents and warrants that (a) all written information (other than financial projections) that has been or will thereafter be made available by it or any of its affiliates, representatives or advisors to any of the Arrangers or the Lenders in connection with the transactions contemplated hereunder (supplemented as contemplated below) does not (or will not, as the case may be) contain, when taken as a whole, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made, and (b) the financial projections, if any, concerning NRG and its subsidiaries and the transactions contemplated hereunder that have been or will be made available to any of the Arrangers or the Lenders for their use in connection with the Senior Facilities have been or will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time made (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond NRG’s control, and that no assurance can be given that any particular projection will be realized). If at any time prior to the Closing Date any of the representations contained in the preceding sentence would be incorrect in any material respect if the information or projections were being furnished and such representations were being made at such time, then NRG agrees to supplement the information and the projections so that such representations will be correct in all material respects under those circumstances. NRG acknowledges that the Arrangers will be using and relying upon the accuracy of the information and projections described in the first sentence of this paragraph delivered to the Arrangers without independent verification thereof.
NRG acknowledges that (a) each of MSSF and Citigroup is acting pursuant to a contractual relationship as an independent contractor in connection with its engagement hereunder and not in any other capacity including as a fiduciary; (b) it is not relying on the advice of MSSF or Citigroup for legal, regulatory, financial, accounting, tax or investment matters, but instead NRG is seeking and will rely on the advice of its own professionals and advisors for such matters; (c) it will make its own independent analysis and decision regarding the transactions contemplated hereby and the pricing and valuation thereof based on the advice from its own professionals and advisors; (d) it will determine, without reliance upon MSSF or Citigroup, the economic risks and merits as well as the legal, regulatory, tax and accounting characterizations and consequences of the transaction contemplated hereby and all transactions thereunder and it will be capable of assuming such risks; and (e) neither MSSF nor Citigroup has made, nor will either make, any recommendations, guarantees or representations regarding the expected or projected success, performance, result, consequence or benefit (whether legal, regulatory, tax, financial, accounting or otherwise) of the transaction contemplated hereby. Nothing herein shall give rise to any liability or responsibility on the part of MSSF or Citigroup for the success or anticipated benefits of the transactions contemplated hereby.

Morgan Stanley Senior Funding, Inc.
Citigroup Global Markets Inc.
September 30, 2005

In connection with arrangements such as this, it is our firms’ policy to receive indemnification. NRG agrees to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.
Each of MSSF and Citigroup hereby notifies NRG and Target that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it, and each Lender, may be required to obtain, verify and record information that identifies NRG and Target, which information includes the name and address of NRG and Target and other information that will allow each of MSSF and Citigroup and each Lender to identify NRG and Target in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective for each of MSSF and Citigroup and each Lender.
Please note that this Commitment Letter, the Fee Letters and any written or oral advice provided by any of the Arrangers in connection with this arrangement are (a) exclusively for the benefit of NRG and may not be relied upon by any other person or entity, and (b) may not be disclosed to any third party or circulated or referred to publicly without our prior written consent except, after providing written notice to the Arrangers, as required by law or compulsory legal process. Notwithstanding the foregoing, we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letters and such advice to NRG’s officers, directors, employees, accountants, attorneys, agents and other advisors who are involved in the consideration of the Facilities to the extent such persons are obligated to hold the same in confidence, (ii) this Commitment Letter or the information contained herein (but not the Fee Letters or the information contained therein) to the Sellers, Target to the extent you notify or instruct such persons to keep such material confidential, and to the Sellers’ and Target’s respective equity holders, officers, directors, employees, accountants, attorneys, agents and other advisors who are directly involved in the consideration of the Facilities to the extent you notify or instruct such persons to hold the same in confidence and (iii) this Commitment Letter or the Engagement Letter or the information contained herein in any public record in which it is required by law to be filed.
Each of the Arrangers and Initial Lenders shall use all confidential information provided to such person by or on behalf of NRG, Target or any of their respective subsidiaries solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat all such confidential information confidentially and shall not disclose to any other party, except after notice to NRG or Target, as applicable, as required by law or compulsory legal process. NRG hereby consents to disclosure of such information to the officers, directors, employees, legal advisors, agents and advisors of the Arrangers and the Initial Lenders who are directly involved in the matters related to this Commitment Letter to the extent the applicable Arranger or Initial Lender notifies such persons of their obligations to keep such material confidential.
As you know, each Lender is a full service securities firm and as such may from time to time effect transactions for its own account or the account of customers, and hold positions in securities or options on securities of NRG and other companies that may be the subject of this arrangement. NRG acknowledges that the Lenders and their respective affiliates may provide financing, equity capital, financial advisory and/or other services to parties whose interests may conflict with NRG’s interests. You acknowledge that the Lenders and their affiliates may be providing debt financing, equity capital or other services

Morgan Stanley Senior Funding, Inc.
Citigroup Global Markets Inc.
September 30, 2005

(including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither the Lenders nor any of their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or the Lenders’ other relationships with you in connection with the performance by us of services for other companies, and we will not furnish any such information to other companies. You also acknowledge that neither the Lenders nor any of their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.
The commitment of each Initial Lender hereunder will terminate upon the first to occur of (a) the consummation of the Acquisition, (b) the abandonment or termination of the Acquisition Agreement, and (c) the date that is nine months from the signing of the Acquisition Agreement (provided that such date shall be extended for an additional 90 days if, (i) the conditions set forth in Section 7.1(c) of the Acquisition Agreement have not been satisfied and (ii) all other conditions to consummation of the Acquisition set forth in the Acquisition Agreement are satisfied or capable of then being satisfied (other than the condition in Section 7.1(c) of the Acquisition Agreement) (such date, as extended, the “Termination Date”), unless the closing of each of (A) the Senior Facilities and (B) the Capital Markets Transactions and/or the Bridge Loans, as applicable, on the terms and subject to the conditions contained herein, shall have been consummated on or before such date. In addition, each Initial Lender’s commitment hereunder to extend Bridge Loans will terminate upon the closing of the Capital Markets Transactions (in escrow or otherwise) yielding gross proceeds to NRG of at least $5,100 million.
The compensation, reimbursement, indemnification and confidentiality provisions contained herein, in Annex A hereto and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Arrangers’ commitment hereunder; provided that your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Facilities, shall automatically terminate and be superseded by the definitive documentation relating to the Facilities upon the initial funding thereunder, and you shall be released from all liability in connection therewith at such time.
In addition, please note that MSSF, Morgan Stanley, Citigroup, CGMI and their respective affiliates do not provide accounting, tax or legal advice.
This Commitment Letter may be executed in any number of counterparts, each of which when executed shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, the Fee Letters and the Engagement Letter are the only agreements that have been entered into among the parties hereto with respect to the Facilities and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Facilities.
This Commitment Letter and the Fee Letters supersede and replace any prior understanding or agreement concerning the subject matter hereof.

Morgan Stanley Senior Funding, Inc.
Citigroup Global Markets Inc.
September 30, 2005

Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either this arrangement or any matter referred to in the Letters is hereby waived by the parties hereto. Each of the parties to the Commitment Letter agrees that any suit or proceeding arising in respect to this agreement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City of New York, and NRG agrees to submit to the jurisdiction of, and to venue in, such courts. This Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York.
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Please confirm that the foregoing is in accordance with your understanding by signing and returning to MSSF the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letters and Engagement Letter on or before the close of business on September 30, 2005 whereupon this Commitment Letter, the Fee Letters and the Engagement Letter shall become binding agreements between us. If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this assignment.
Commitment Letter Signature Page

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Eugene F. Martin

Eugene F. Martin
Vice President

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Dale R. Goncher

Dale R. Goncher
Director
Commitment Letter Signature Page

Confirmed as of the date above:

NRG Energy, Inc.

By:	/s/ Robert Flexon

Robert Flexon
Chief Financial Officer
Commitment Letter Signature Page

Annex A
In the event that MSSF, Citigroup or any Lender (each, an “Indemnified Party”) becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including equity holders of NRG in connection with or as a result of our engagement or any matter referred to in this Commitment Letter or the Fee Letter (the “Letters”), NRG agrees to periodically reimburse each Indemnified Party for its reasonable, documented, out-of-pocket legal and other expenses (including the reasonable, documented, out-of-pocket cost of any investigation and preparation) incurred in connection therewith. NRG also agrees to indemnify and hold each Indemnified Party harmless against any and all losses, claims, damages or liabilities asserted against or incurred by any such person in connection with or as a result of any matter referred to in the Letters, except to the extent that such losses, claims, damages or liabilities have been found by a final, non-appealable judgment of a court of competent jurisdiction that such loss, claim, damage or liability results from the gross negligence, willful misconduct or bad faith of such Indemnified Party in performing the services that are the subject of this Commitment Letter. If for any reason the foregoing indemnification is unavailable to the Indemnified Party or insufficient to hold it harmless, then NRG shall contribute to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of NRG and its equity holders on the one hand and the Indemnified Party on the other hand in the matters contemplated by this Commitment Letter as well as the relative fault of NRG on the one hand and the Indemnified Party on the other hand with respect to such loss, claim, damage or liability and any other relevant equitable considerations; provided, however, that in no event shall the Indemnified Parties’ aggregate contribution to the amount paid or payable by the Indemnified Parties pursuant to this sentence exceed the aggregate amount of fees actually received by them under the Letters. NRG and its affiliates will not, without the prior written consent of the Lenders, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes a full and unconditional release of each Indemnified Person from any liabilities arising out of such action, claim, suit or proceeding. The reimbursement, indemnity and contribution obligations of NRG under this paragraph shall be in addition to any liability which NRG may otherwise have, shall extend upon the same terms and conditions to any affiliate of the Indemnified Party and the partners, directors, agents, employees and controlling persons (if any), as the case may be, of the Indemnified Parties and any of their respective affiliates, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnified Parties, any such affiliate and any such person. The rights of each Indemnified Party under this paragraph are independent of the rights of any other Indemnified Party under this paragraph. NRG agrees that neither any Indemnified Party nor any of its affiliates, partners, directors, agents, employees or controlling persons shall have any liability to NRG or any person asserting claims on behalf of or in right of NRG or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters; except to the extent that any losses, claims, damages, liabilities or expenses incurred by NRG have been found by a final, non-appealable judgment of a court to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnified Party in performing the services that are the subject of the Letters . Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either our engagement or any matter referred to in this letter is hereby waived by the parties hereto. The provisions of this Annex A shall survive any termination of this Commitment Letter, and this Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law that would result in the application of law other than the law of the State of New York.

Annex A-1

Annex B
NRG Energy, Inc.
Summary of Terms and Conditions of the Senior Facilities
This Summary of Terms and Conditions outlines the material terms of the Senior Facilities referred to in the Commitment Letter, of which this Annex B is a part. All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter.

Borrower:	NRG Energy, Inc. (the “Borrower”).

Guarantors:	Each of the Borrower’s existing and subsequently acquired or organized domestic subsidiaries (collectively, the “Guarantors”) shall fully and unconditionally guarantee on a senior first priority secured basis (the “Guarantee”) all obligations under the Senior Facilities, except that no Guarantee shall be required from (i) project subsidiaries that are prohibited from providing a guarantee, (ii) certain immaterial subsidiaries to be agreed and (iii) other customary exceptions to be agreed.

Purpose/Use of Proceeds:	The proceeds of the Term Facility shall be used to fund the cash portion of the Acquisition, the related refinancing transactions and related fees and expenses . Amounts available under the Revolving Facility will be used to replace existing letters of credit and (to the extent the Borrower has, on a pro forma basis for such borrowing, unrestricted domestic cash and unfunded revolver availability of more than $600.0 million) for other general corporate purposes on the Closing Date (but not, directly or indirectly, to fund the Acquisition). After the Closing Date, amounts available under the Revolving Facility shall be used for the ongoing working capital requirements of the Borrower and for general corporate purposes. Amounts available under the LC Facility shall be used to provide letters of credit (“Letters of Credit”) to support the Borrower’s obligations under commodity hedging arrangements (“Commodity Hedging Arrangements”) with respect to the price of natural gas or power and to support the Borrower’s obligations under power purchase agreements.

Joint Lead Arrangers:	Morgan Stanley Senior Funding, Inc. (“MSSF”) and Citicorp Global Markets Inc. (“CGMI” and, together with MSSF, each in its capacity as joint lead arranger, the “Arrangers”).

Joint Bookrunners:	MSSF and CGMI.

Annex B-1

Administrative Agent:	MSSF (in its capacity as administrative agent, the “Administrative Agent”).

Syndication Agent:	Citigroup.

Documentation Agents:	MSSF and Citigroup.

Lenders:	MSSF and Citigroup (together with MSSF, each in its capacity as initial lender, the “Initial Lenders”) and/or other financial institutions selected by the Arrangers in accordance with the Commitment Letter (each, a “Lender” and, collectively, the “Lenders”).

Amount of Senior Facilities:	Up to $4,800.0 million of senior first priority secured bank financing (the “Senior Facilities”) to include:

	(i)	up to $3,200.0 million senior first priority secured term loan (the “Term Facility”);

	(ii)	up to $600.0 million senior first priority secured revolving credit facility (the “Revolving Facility”); and

	(iii)	up to $1,000.0 million senior first priority secured synthetic letter of credit facility (the “LC Facility”) solely to provide letters of credit to support the Borrower’s obligations under Commodity Hedging Arrangements and power purchase agreements.

Annex B-2

LC Facility:	The entire amount of the LC Facility will be available to the Borrower for funded letters of credit on terms and conditions to be set forth in the definitive loan agreement. On the Closing Date, each Lender under the LC Facility will pre-purchase a pro rata risk participation in each funded letter of credit that may be issued under the LC Facility, in an amount and for a purchase price equal to such Lender’s commitment under the LC Facility. On the Closing Date, each Lender under the LC Facility will fund its purchase price into an account (the “Synthetic L/C Account”) maintained by, and under the sole dominant control of, the issuing bank (in such capacity, the “Funded L/C Issuing Bank”). All funds remaining in the Synthetic L/C Account after termination of all funded letters of credit and the LC Facility maturity date will be distributed by the Funded L/C Issuing Bank to the Lenders under the LC Facility pro rata in accordance with their respective commitments. Prior to that time, such Lenders will not have any right to withdraw funds, request the distribution of funds or control investment of funds held in the Synthetic L/C Account.

Drawings under any letter of credit issued under the LC Facility will be required to be reimbursed by the Borrower on the date of such drawing. If the Borrower does not reimburse the Funded L/C Issuing Bank on the same business day, the Funded L/C Issuing Bank will be reimbursed from the Synthetic L/C Account. The Borrower will not have any interest in, or right to, the Synthetic L/C Account or the proceeds therefrom. In the event that the funds in the Synthetic L/C Account are insufficient for any reason to reimburse the Funded L/C Issuing Bank with respect to a drawing, the Borrower will promptly pay the shortfall to the Funded L/C Issuing Bank.

In the event that funds are drawn from the Synthetic L/C Account to reimburse the Funded L/C Issuing Bank, the amount thereof will be treated as a term loan to the Borrower by the Funded L/C Issuing Bank and will reduce availability under the LC Facility for future letters of credit. Such term loans will bear interest at the rates indicated below under “Interest Rate” for loans under the Term Facility and will be payable in full upon the maturity (or acceleration) of the LC Facility.

Availability:	Term Facility: One drawing may be made under the Term Facility on the Closing Date.

Revolving Facility: Amounts available under the Revolving Facility may be borrowed, repaid and reborrowed on or after the Closing Date, as applicable, until the maturity date thereof.

LC Facility: Amounts available under the LC Facility may be used solely to provide letters of credit to support the Borrower’s obligations under Commodity Hedging Arrangements and power purchase agreements.

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Maturities:	Term Facility: Seven year anniversary of the Closing Date.

Revolving Facility: Five year anniversary of the Closing Date.

LC Facility: Five year anniversary of the Closing Date.

Closing Date:	The date on or before the Termination Date on which the borrowings under the Term Facility are made and the Acquisition is consummated (the “Closing Date”).

Amortization:	The Term Facility will amortize in 27 consecutive equal quarterly installments (beginning with the first full fiscal quarter after the Closing Date) in an aggregate annual amount equal to 1.0% of the original principal amount of the Term Facility during the first 6 3/4 years thereof with the balance payable in the final quarter.

No amortization shall be required with respect to the Revolving Facility or the LC Facility.

Swing Line Loans	At the Borrower’s option, a portion of the Revolving Facility to be agreed upon may be made available as swing line loans.

Additional Letters of Credit:	At the Borrower’s option, a portion of the Revolving Facility to be agreed upon will be made available for the issuance of additional letters of credit.

Interest Rate:	All amounts outstanding under the Senior Facilities shall bear interest, at the Borrower’s option, as follows:

	(i)	at the Base Rate from time to time plus the Applicable Margin set forth below, which will be based upon the credit rating assigned to such facility on the Closing Date; or

	(ii)	at the reserve adjusted Eurodollar Rate from time to time plus the Applicable Margin set forth below, which will be based upon the credit rating assigned to such facility on the Closing Date.

Annex B-4

The “Applicable Margin” used in determining any interest rate for the Term Facility and the LC Facility shall be determined by reference to the credit rating assigned to the relevant facility on the Closing Date as set forth below:

	Eurodollar Rate	Base Rate Applicable
Rating	Applicable Margin	Margin
At least Ba3 and BB- (with stable outlook or better)	2.25%	1.25%

Below Ba3 and BB- (with a stable outlook)	2.50%	1.50%

The “Applicable Margin” used in determining any interest rate for the Revolving Facility (initially) shall be determined by reference to the credit rating assigned to the relevant facility on the Closing Date as set forth below:

	Eurodollar Rate	Base Rate Applicable
Rating	Applicable Margin	Margin
At least Ba3 and BB- (with stable outlook or better)	2.00%	1.00%

Below Ba3 and BB- (with a stable outlook)	2.25%	1.25%

Beginning on the date of the first interest period occurring after the date on which the Borrower delivers to the Administrative Agent financial statements for the first fiscal quarter after the Closing Date, the applicable margin for the Revolving Facility shall be determined by a grid based on the aggregate amount of the Term Facility repaid by the Borrower as of the date of such financial statements.

As used herein, the terms “Base Rate” and “reserve adjusted Eurodollar Rate” shall have meanings customary and appropriate for financings of this type or otherwise as mutually agreed, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate shall be customary and appropriate for financings of this type or otherwise as mutually agreed. Interest on overdue amounts following a payment Event of Default shall accrue at a rate equal to the rate on loans bearing interest at the rate determined by reference, initially, to any Eurodollar Rate then in effect and, after the expiration of the then appropriate interest period, to the Base Rate plus an additional two percentage points (2.00%) per annum and shall be payable on demand.

Synthetic L/C Pricing:	The Funded L/C Issuing Bank will invest amounts in the Synthetic L/C Account in certain agreed upon permitted investments. On each interest payment date under the LC Facility: (i) the Funded L/C Issuing Bank will distribute to each Lender under the LC Facility its pro rata share of any interest accrued on funds held in the LC Account and (ii) the Borrower will pay to the Funded L/C Issuing Bank for pro rata remittance to each Lender under the Synthetic L/C Facility a fee based on such Lender’s total commitment (without regard to actual amount of letters of credit outstanding)

Annex B-5

times the interest rate applicable to the loans under the Term Facility (assuming one-month LIBOR) as specified in “Interest Rate” above (net of the amounts received by such Lender pursuant to clause (i) above). In addition, the Borrower will pay the Funded L/C Issuing Bank (i) a fronting fee in an amount to be agreed and (ii) customary issuance and administrative fees.

Interest Payments:	Quarterly for loans bearing interest with reference to the Base Rate; on the last day of selected interest periods (which shall be one, two, three, six, nine or twelve months (in the case of nine or twelve months, to the extent available to all applicable Lenders)) for loans bearing interest with reference to the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year (365/366 day year with respect to loans bearing interest with reference to the Base Rate).

Funding Protection:	Customary for facilities of this nature, including yield protection provisions, gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.

Commitment Fees:	Commitment fees equal to 0.5% per annum times the daily average undrawn portion of the Revolving Facility shall accrue from the Closing Date and shall be payable quarterly in arrears.

Revolver Letters of Credit Fees:	A fee equal to (i) the applicable margin then in effect for loans bearing interest at the reserve adjusted Eurodollar Rate made under the Revolving Facility, times (ii) the average daily maximum aggregate amount available to be drawn under all Letters of Credit, will be payable quarterly in arrears to the Lenders under the Revolving Facility. In addition, a fronting fee, to be agreed upon between the issuer of each Letter of Credit and the Borrower, will be payable to such issuer, as well as certain customary fees assessed thereby.

Voluntary Prepayments:	The Senior Facilities may be prepaid at any time in whole or in part without premium or penalty (provided that loans bearing interest with reference to the reserve adjusted Eurodollar Rate shall be prepayable only on the last day of the related interest period unless the Borrower pays any related breakage costs). Voluntary prepayments of the Term Facility shall be applied to scheduled amortization payments as the Borrower directs.

Mandatory Prepayments:	The Borrower shall make the following mandatory prepayments (subject to certain exceptions and basket amounts to be negotiated in the definitive Loan Documents):

1.	Asset Sales: Prepayments in an amount equal to 100% of the net cash proceeds of the sale or other disposition of any property or

Annex B-6

assets of the Borrower or its subsidiaries (subject to certain exceptions to be determined), other than net cash proceeds of sales or other dispositions of inventory and other assets in the ordinary course of business and net cash proceeds that are reinvested in other assets useful in the business of the Borrower and its subsidiaries within 365 days of receipt thereof.

2.	Insurance Proceeds: Prepayments in an amount equal to 100% of the net cash proceeds of insurance paid on account of any loss of any property or assets of the Borrower or its subsidiaries, other than net cash proceeds (not in excess of an amount to be agreed upon in the aggregate) that are reinvested, or that the Borrower has entered into a binding contract to reinvest, in other assets useful in the business of the Borrower and its subsidiaries (or used to replace damaged or destroyed assets) within 365 days of receipt thereof.

3.	Incurrence of Indebtedness: Prepayments in an amount equal to 100% of the net cash proceeds received from the incurrence of indebtedness by the Borrower or its subsidiaries (other than indebtedness otherwise permitted under the Loan Documents); provided, that no such prepayment of the Senior Facilities shall be required with respect to Qualifying Debt (to be defined in the applicable Loan Document) that refinances borrowings under the Bridge Loans.

4.	Excess Cash Flow: Prepayments in an amount equal to 75% of “excess cash flow” (to be defined in the applicable Loan Document), with reductions of such percentage based on the Borrower’s leverage ratio to be agreed.

All such mandatory prepayments shall be applied without penalty or premium (except for breakage costs, if any) and shall be applied to the Term Loan Facility to future scheduled amortization payments and/or the payment due at final maturity as the Borrower shall direct.

Security:	The Senior Facilities and each Guarantee of the Senior Facilities will be secured by security interests in all of the assets, including all personal, real and mixed property of the Borrower and the Guarantors, and including 100% of the capital stock and intercompany notes of domestic subsidiaries and 66-2/3% of the capital stock and intercompany notes of foreign subsidiaries (except (i) as to customary exceptions to be mutually agreed and (ii) to the extent that the grant of such security interests is prohibited by the terms of existing contractual agreements at the project subsidiary level). All security arrangements shall be in form and substance reasonably satisfactory to the Arrangers.

Representations and Warranties:	The Senior Facilities will contain such representations and warranties by the Borrower as are usual and customary for financings of this kind, including, without limitation, corporate power and authority, due organization and

Annex B-7

authorization, execution, delivery and enforceability of the Loan Documents, financial condition and solvency, no material adverse change, title to properties, sufficiency of assets and rights, liens, litigation, payment of taxes, compliance with laws, environmental and ERISA matters, consents and approvals and full disclosure (subject to qualifications to be agreed); provided that any representations and warranties made on the Closing Date regarding Target shall be no broader than the representations and warranties regarding Target contained in the Acquisition Agreement or otherwise by the sellers to NRG. The only representations and warranties that shall be a condition to the availability of the Senior Facilities on the Closing Date shall be that the Specified Representations are true and accurate in all material respects on the Closing Date.

Covenants:	The Senior Facilities will contain such affirmative and negative covenants by the Borrower (with respect to the Borrower and its subsidiaries) as are usual and customary for financings of this kind, including financial covenants related to minimum interest coverage, maximum capital expenditures and a maximum Leverage Ratio (to be defined) test. Other covenants will include, without limitation, limitations with respect to other indebtedness, liens, investments, guarantees, restricted junior payments (dividends, redemptions and voluntary prepayments on certain debt, but in any event with exceptions permitting (a) dividends on existing preferred stock of NRG that are required pursuant to their terms as in effect on the date of the Commitment Letter and the Perpetual Preferred and (b) redemptions of existing preferred stock of NRG and Perpetual Preferred with the proceeds of sales of, or in exchange for, qualifying capital stock, in each case on terms to be agreed), mergers and acquisitions, sales of assets, sales and lease-backs and transactions with affiliates, including customary exceptions and baskets to be mutually agreed upon.

Events of Default:	The Senior Facilities will include such events of default (and, as appropriate, grace periods, notice periods, monetary thresholds and other qualifications to be agreed) as are usual and customary for financings of this kind, including, without limitation, those relating to failure to make payments when due, defaults under certain other agreements or instruments of indebtedness, payment defaults under Commodity Hedging Arrangements, noncompliance with covenants, breaches of representations and warranties, bankruptcy, unsatisfied judgments in excess of specified amounts, ERISA, impairment of security interests in collateral, invalidity of guarantees, and “change of control” (to be defined in a mutually agreed upon manner).

Conditions Precedent to Closing:	The closing of the Senior Facilities shall be subject to the applicable conditions precedent set forth in the Commitment Letter or listed on Annex D attached to the Commitment Letter.

The Loan Documents shall not contain (a) any material conditions precedent other than the conditions precedent set forth in the Commitment Letter or on Annex D to the Commitment Letter or (b) any material representation or

Annex B-8

warranty, affirmative or negative covenant or event of default not set forth in the Commitment Letter or the Annexes thereto, the accuracy, compliance or absence, respectively, of or with which would be a condition to the initial borrowing under the Senior Facilities.

Conditions to All Borrowings:	The conditions to all borrowings will be: requirements relating to prior written notice of borrowing, the accuracy in all material respects of representations and warranties, and the absence of any default or event of default, and will otherwise be customary and appropriate for financings of this type.

Assignments and Participations:	The Lenders may assign all or, in an amount of not less than (y) $2.5 million with respect to the Revolving Facility or the LC Facility and (z) $1.0 million with respect to the Term Facility, any part of, their respective shares of the Senior Facilities to their affiliates or one or more banks, financial institutions or other entities that are eligible assignees (to be described in the Loan Documents); provided that, except with respect to assignments by any Lender to any other Lender or to any affiliate of any Lender, any such assignment of undrawn commitments under the Revolving Facility shall be subject, unless an Event of Default shall have occurred and be continuing, to the prior consent of the Borrower (such consent not to be unreasonably withheld or delayed). Upon such assignment, such affiliate, bank, financial institution or entity shall become a Lender for all purposes under the Loan Documents; provided, that assignments made to affiliates of Lenders and other Lenders shall not be subject to the above described consent or minimum assignment amount requirements. The Lenders will also have the right to sell participations, subject to customary limitations on voting rights, in their respective shares of the Senior Facilities.

Requisite Lenders:	Lenders holding more than 50% of total commitments or exposure under the Senior Facilities, except that (x) any amendment which would disproportionately affect the obligation of the Borrower to make payment of the loans under the Revolving Facility, the LC Facility, or the Term Facility shall not be effective without the approval of holders of more than 50% of such class of loans and (y) with respect to matters relating to a reduction in interest rates, maturity, amortization, release of all or substantially all of the Collateral or the Guarantees (except as permitted by the Loan Documents) and the definition of Requisite Lenders, Requisite Lenders will be defined as each Lender adversely affected thereby.

Taxes, Reserve Requirements and Indemnities:	The Senior Facilities will provide that all payments are to be made free and clear of any taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever. Foreign Lenders shall furnish to the Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding.

Annex B-9

Indemnity:	The Senior Facilities will provide customary and appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Borrower, the Arrangers, the Administrative Agent and the Lenders.

Governing Law and Jurisdiction:	The Senior Facilities will provide that the parties will submit to the non-exclusive jurisdiction and venue of the federal and state courts of the State of New York and shall waive any right to trial by jury. New York law shall govern the Loan Documents.

Counsel to the Arrangers and the Administrative Agent:	Latham & Watkins LLP.

Annex B-10

Annex C
NRG Energy, Inc.
Summary of Terms and Conditions of the Bridge Loans
This Summary of Terms and Conditions outlines the material terms of the Bridge Loans referred to in the Commitment Letter, of which this Annex C is a part. All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter.

Borrower:	NRG Energy, Inc. (the “Borrower”).

Guarantors:	Each of the Guarantors under the Senior Facilities (collectively, the “Guarantors”) will guarantee (the “Guarantee”), on a full and unconditional senior basis, all obligations under the Bridge Loans.

Joint Lead Arrangers:	Morgan Stanley Senior Funding, Inc. (“MSSF”) and Citicorp Global Markets Inc. (“CGMI” and, together with MSSF, each in its capacity as joint lead arranger, the “Arrangers”).

Joint Bookrunners:	MSSF and CGMI.

Administrative Agent:	MSSF (in its capacity as administrative agent, the “Administrative Agent”).

Syndication Agent:	Citigroup

Lenders:	MSSF and Citigroup (together with MSSF, each in its capacity as initial lender, the “Initial Lenders”) and/or other financial institutions selected by the Arrangers (each a “Lender” and, collectively, the “Lenders”).

Amount of Bridge Loans:	$5,100.0 million in aggregate principal amount Senior Increasing Rate Loans (the “Bridge Loans”).

Closing Date:	Concurrently with the date, on or before the Termination Date, on which borrowings under the Senior Facilities are made (the “Closing Date”).

Maturity:	One year from the date of the making of the Bridge Loans (the “Maturity Date”). If, upon the Maturity Date, any Bridge Loan has not been previously repaid in full, and provided no Conversion Default (as

Annex C-1

defined below) has occurred and is continuing, such Bridge Loan shall be automatically converted into a Term Loan (each a “Term Loan”) due on the ten-year anniversary of the Closing Date. At any time on or after the Maturity Date, upon ten business days prior notice, at the option of the applicable Lender, the Term Loans may be exchanged in whole or in part for an equal principal amount of Senior Exchange Notes with the same maturity as the Term Loans (the “Exchange Notes”); provided, that the Exchange Notes shall not be issued until the Borrower receives requests to issue at least $50.0 million in aggregate principal amount thereof; provided, further, that Exchange Notes shall only be issued in connection with a resale of Exchange Notes to a third party unaffiliated with the Arrangers.

“Conversion Default” shall mean any payment default under the definitive Bridge Loan Agreement (the “Bridge Loan Agreement”), any payment default under the Senior Facilities or any bankruptcy default (as defined).

The Term Loans will be governed by the provisions of the Bridge Loan Agreement and will have the same terms as the Bridge Loans except as expressly set forth on Exhibit 1 to this Annex C. The Exchange Notes will be issued pursuant to an Indenture that will have the terms set forth on Exhibit 1 to this Annex C.

Interest Rate:	The Bridge Loans will initially bear interest at a rate per annum equal to (a) at the Borrower’s option to be exercised three business days prior to the Closing Date (i) the reserve adjusted Eurodollar Rate (the “Eurodollar Option”) or (ii) the Base Rate, as in effect from time to time (the “Base Rate Option”), in each case, calculated on the basis of the actual number of days elapsed in a year of 360 days (365/366 day year with respect to loans bearing interest with reference to the Base Rate), plus (b) a spread (the “Spread”) of 500 basis points in the case the Borrower elects the Eurodollar Option and 400 basis points in the case the Borrower elects the Base Rate Option. If the Bridge Loans are not repaid in whole within six months following the Closing Date, the Spread will increase by 100 basis points at the end of such six-month period and will increase by an additional 50 basis points at the end of each three-month period thereafter.

Notwithstanding the foregoing, at no time will the interest rate in effect on the Bridge Loans (x) if the Closing Date occurs on or before the date that is six months from the date hereof, be less than 8.75% per annum or exceed 11.0% per annum and (y) if the Closing Date occurs after the date that is six months from the date hereof, be less than 9.75% per annum or exceed 12.0% per annum. Notwithstanding the foregoing, if the aggregate amount of Bridge Loans exceeds $3,600.0 million, the

Annex C-2

foregoing interest rates (including the Spread, floors and caps) shall be increased by 100 basis points.

Interest will be payable at the end of each interest period in arrears and on the date of any prepayment of the Bridge Loans.

As used herein, the terms “Base Rate” and “reserve adjusted Eurodollar Rate” shall have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate shall be customary and appropriate for financings of this type. Interest on outstanding amounts following an Event of Default shall accrue at a rate equal to the rate on loans bearing interest at the rate determined by reference to the Base Rate plus an additional two percentage points (2.00%) per annum and shall be payable on demand.

Mandatory Prepayment:	The net proceeds to the Borrower or any subsidiary of the Borrower, subject to certain exceptions to be agreed, from (i) any direct or indirect public offering or private placement of any debt or equity securities (other than any equity sold to employee benefit plans), (ii) any future bank borrowings other than under the Senior Facilities as in effect on the Closing Date and (iii) any future asset sales will be used to repay the Bridge Loans subject, in the case of clauses (ii) and (iii) only, to the required prior repayment of any amount outstanding under the Senior Facilities (subject to certain exceptions to be agreed), in each case, at 100% of the principal amount of the Bridge Loans redeemed plus accrued interest to the date of the redemption.

Change of Control:	Each holder of Bridge Loans will be entitled to require the Borrower, and the Borrower must offer, to repay the Bridge Loans held by such holder at a price of 100% of principal amount, plus accrued interest, upon the occurrence of a Change of Control (as defined). Prior to making the repayment offer, the Borrower will, within 30 days of the Change of Control, repay all obligations under the Senior Facilities or obtain any required consent of the lenders under the Senior Facilities to make such repayment of the Bridge Loans.

Optional Prepayment:	The Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower at any time upon three business days’ written notice at a price equal to 100% of the principal amount thereof plus accrued interest to the date of redemption.

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Payments:	Payments by the Borrower will be made by wire transfer of immediately available funds.

Cost and Yield Protection:	Customary for facilities of this nature, including yield protection provisions, gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.

Representations and Warranties:	The Bridge Loan Agreement will contain such representations and warranties by the Borrower as are substantially similar to those contained in the Loan Documents for the Senior Facilities.

Covenants:	The Bridge Loan Agreement will contain such covenants by the Borrower as are usual and customary for financings of this kind (but in any event with exceptions permitting dividends on existing preferred stock of NRG that are required pursuant to their terms as in effect on the date of the Commitment Letter).

Events of Default:	The Bridge Loan Agreement will include such events of default (and, as appropriate, grace periods, notice requirements, monetary thresholds and other qualifications to be agreed) as are usual and customary for financings of this kind.

Conditions Precedent to Borrowing:	The several obligations of the Lenders to make, or cause one of their respective affiliates to make, the Bridge Loans will be subject to the conditions precedent set forth in the Commitment Letter or listed on Annex D attached to the Commitment Letter.

The Bridge Loan Agreement and related agreements shall not contain (a) any material conditions precedent other than the conditions precedent set forth in the Commitment Letter or on Annex D to the Commitment Letter or (b) any material representation or warranty, affirmative or negative covenant or event of default not set forth in the Commitment Letter or the Annexes thereto, the accuracy, compliance or absence, respectively, of or with which would be a condition to the initial borrowing under the Bridge Loans.

Transferability:	Each of the Lenders will be free to sell or transfer (in consultation with the Borrower) all or any part of or any participation in any of the Bridge Loans to any third party with the consent of the Arrangers and to pledge any or all of the Bridge Loans to any commercial bank or other institutional lender, to the extent permitted by law; provided, that the

Annex C-4

Borrower’s consent will be required (such consent not to be unreasonably withheld or delayed) for any proposed transfer prior to the Maturity Date that would result in the Arrangers (and their affiliates) owning of record less than a majority of the aggregate principal amount of the Bridge Loans, or Commitments in respect thereof prior to the Closing Date, then outstanding.

Modification of the Bridge Loans:	Modification of the Bridge Loans may be made with the consent of Lenders holding greater than 50% of the Bridge Loans then outstanding, except that no modification or change may extend the maturity of any Bridge Loan or change the time of payment of interest on any Bridge Loan, reduce the rate of interest or the principal amount of any Bridge Loan, alter the redemption provisions of any Bridge Loan, or reduce the percentage of holders necessary to modify or change the Bridge Loans, without the consent of Lenders holding 100% of the Bridge Loans affected thereby.

Taxes, Reserve Requirements and Indemnities:	The Bridge Loan Agreement will provide that all payments will be made free and clear of any taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever. Any foreign lenders will be required to furnish to the Arrangers appropriate certificates or other evidence of exemption from U.S. federal tax withholding.

Indemnity:	The Bridge Loan Agreement will contain customary and appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Borrower and the Arrangers.

Governing Law and Jurisdiction:	The Bridge Loan Agreement will provide that the parties will submit to the non-exclusive jurisdiction and venue of the federal and state courts of the State of New York and will waive any right to trial by jury. New York law will govern the Loan Documents.

Counsel to the Arrangers and the Administrative Agent:	Latham & Watkins LLP.

Annex C-5

Exhibit 1 to Annex C
NRG Energy, Inc.
Summary of Terms and Conditions of Term Loans and Exchange Notes
This Summary of Terms and Conditions of Term Loans and Exchange Notes outlines the material terms of the Term Loans and Exchange Notes referred to in Annex C to the Commitment Letter, of which this Exhibit 1 is a part. All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter.
Term Loans
On the Maturity Date, so long as no Conversion Default has occurred and is continuing, the outstanding Bridge Loans will be automatically converted into Term Loans. The Term Loans will be governed by the provisions of the Bridge Loan Agreement and, except as expressly set forth below, will have the same terms as the Bridge Loans.

Maturity:	The Term Loans will mature on the tenth anniversary of the Closing Date.

Interest Rate:	The Term Loans will bear interest at a floating rate per annum (the “Interest Rate”) equal to the sum of the Conversion Rate, reset quarterly, plus the Conversion Spread (each determined as set forth below); provided, that at no time will the Interest Rate be (x) if the Closing Date occurs on or before the date that is six months from the date hereof, less than 8.75% per annum or exceed 11.0% per annum, and (y) if the Closing Date occurs after the date that is six months from the date hereof, less than 9.75% per annum or exceed 12.0% per annum.

“Conversion Rate” with respect to any Term Loan for any interest period shall mean the per annum rate equal to the greatest of (i) the rate in effect for Bridge Loans immediately prior to the Maturity Date or applicable quarterly reset date, (ii) the yield then in effect on United States Treasury Notes with a remaining maturity closest to that of the Term Loans plus 750 basis points, and (iii) the three-month reserve adjusted Eurodollar Rate plus 700 basis points, in each of case (i) and (ii), as determined two business days prior to the commencement of such interest period.

“Conversion Spread” with respect to any Term Loans shall mean 50 basis points during the three-month period commencing on the Maturity Date and shall increase by 50 basis points per annum at the beginning of each subsequent three-month period.

Annex C-6

Notwithstanding the foregoing, (a) if the aggregate amount of Term Loans exceeds $3,600.0 million, the foregoing interest rates (including the spread, floors and caps) shall be increased by 100 basis points, and (b) interest will accrue on overdue amounts on the Term Loans at the then-applicable rate plus 200 basis points per annum. Interest will be payable in arrears at the end of each fiscal quarter of the Borrower and on the maturity date of the Term Loans.
Exchange Notes
The Borrower will issue Exchange Notes under an indenture (the “Indenture”) which complies with the Trust Indenture Act of 1939, as amended. The Borrower will appoint a trustee reasonably acceptable to the Lenders.

Maturity Date:	The Exchange Notes will mature on the tenth anniversary of the Closing Date.

Interest Rate:	Each Exchange Note will bear interest at a fixed rate equal to the interest rate on the Term Loan surrendered in exchange for such Exchange Note as of the date of such exchange. Interest will be payable in arrears at the end of each fiscal quarter of the Borrower.

Optional Redemption:	Exchange Notes will be non-callable until the fifth anniversary of the Closing Date, subject to customary equity clawback provisions similar to those contained in an indenture governing publicly traded high yield debt securities; provided, however, that the Borrower may redeem any Exchange Note prior to such fifth year anniversary at a redemption price equal to par plus accrued and unpaid interest plus a make-whole premium based on U.S. Treasury Notes with a maturity closest to the fifth anniversary of the Closing Date plus 50 basis points. Thereafter, each Exchange Note will be callable at par plus accrued interest plus a premium equal to one half of the coupon on such Exchange Note, which premium shall decline ratably on each yearly anniversary of the Closing Date to zero on the date that is two years prior to the maturity of the Exchange Notes.

Defeasance Provisions of Exchange Notes:	Customary for publicly traded high yield debt.

Modification:	Customary for publicly traded high yield debt.

Annex C-7

Change of Control:	Customary for publicly traded high yield debt.

Registration Rights:	The Borrower will file within 120 days after the first issuance of the Exchange Notes and will use its commercially reasonable efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”). If a Shelf Registration Statement is filed, the Borrower will use its commercially reasonable efforts to keep such registration statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of all of the Exchange Notes (but in no event longer than two years from the first issuance of Exchange Notes). If within 240 days from the issuance of the Exchange Notes (the “Effectiveness Date”) a Shelf Registration Statement for the Exchange Notes has not been declared effective, then the Borrower will pay liquidated damages in the form of increased interest at the rate of 25 basis points per annum to holders of such Exchange Notes and Term Loans who are unable freely to transfer Exchange Notes from and including the 181st day after the Maturity Date to but excluding the effective date of such Shelf Registration Statement. On the 90th day after the Effectiveness Date, the liquidated damages shall increase by 25 basis points per annum, and on each 90 day anniversary of the Effectiveness Date thereafter, shall increase by 25 basis points per annum, to a maximum increase in interest of 100 basis points per annum. The Borrower will also pay such liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for sales thereunder. All accrued liquidated damages will be paid on each quarterly interest payment date. All liquidated damages will cease immediately upon the effectiveness (or renewed availability) of the Shelf Registration Statement.

Covenants:	The indenture relating to the Exchange Notes will include covenants similar to those contained in an indenture governing publicly traded high yield debt securities (but in any event with exceptions permitting dividends on existing preferred stock of NRG that are required pursuant to their terms as in effect on the date of the Commitment Letter).

Events of Default:	The indenture relating to the Exchange Notes will provide for Events of Default similar to those contained in an indenture governing publicly traded high yield debt securities.

Annex C-8

Annex D
NRG Energy, Inc.
Summary of Conditions Precedent to the Facilities
This Summary of Conditions Precedent outlines certain of the conditions precedent to the Facilities referred to in the Commitment Letter, of which this Annex D is a part. All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter.
A.	CONDITIONS PRECEDENT TO BORROWINGS UNDER THE FACILITIES ON THE CLOSING DATE
1.	Concurrent Transactions: The structure utilized to consummate the Acquisition, the terms thereof, the costs and expenses incurred in connection therewith, the pro forma capitalization of the Borrower after giving effect to the Acquisition and the definitive documentation relating thereto, and all organizational documents of the Borrower shall be in form and substance reasonably satisfactory to each Arranger, and the Acquisition Agreement shall be in full force and effect on the Closing Date (it being understood that the structure, terms and documentation relating to the Acquisition and the organizational documents of the Borrower and its subsidiaries shall be deemed satisfactory to each Arranger to the extent set forth in the Commitment Letter or the Acquisition Agreement dated September 30, 2005). The Acquisition shall have been consummated, or shall be consummated concurrently with the funding of the Facilities, pursuant to the Acquisition Agreement and no material condition precedent to the consummation of the Acquisition as set forth in the Acquisition Agreement shall have been waived, amended, modified or supplemented in a manner that is material and adverse to the Lenders without the prior written consent of the Arrangers, which consent shall not be unreasonably withheld or delayed. Subject to the penultimate sentence of paragraph 8 of the Commitment Letter, there shall not exist (pro forma for the Acquisition and the financing thereof) any default or event of default (including a cross default) under the Senior Facilities, the Bridge Loans, the Bridge Loan Agreement or any of the other Loan Documents.

2.	Discharge of Existing Debt. Concurrently with the initial funding of the Facilities, all pre-existing indebtedness for borrowed money of the Borrower, Target and their respective subsidiaries and preferred stock (if any) of Target and its subsidiaries, except for indebtedness (a) with an aggregate principal amount not to exceed $5.0 million in each case and $25.0 million in the aggregate or (b) described on Schedule A to the Commitment Letter, shall have been repaid, retired or redeemed in full, and in the case of pre-existing indebtedness that shall have been repaid, retired or redeemed, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, in each case on terms satisfactory to each Arranger.
3.	Financial Statements. The Arrangers shall have received (i) for each fiscal year ending after the date of this Commitment Letter, audited year end financial statements of NRG, no later than 90 days after the end of such fiscal year, and audited year end financial statements of Target, promptly upon receipt of such financial statements by NRG, and (ii) for each fiscal quarter ending after the date of this Commitment Letter, unaudited financial statements of NRG, no later than 45 days after the end of such fiscal quarter (other than the fourth quarter), and unaudited financial

Annex D-1

statements for such fiscal quarter of Target, promptly upon receipt of such financial statements by NRG. All such financial statements shall present in all material respects the financial condition and results of operation of NRG and Target in accordance with GAAP, consistently applied, subject, in the case of financial statements delivered pursuant to clause (ii) above, to normal year-end audit adjustments. All such financial statements of NRG shall meet the requirements of Regulation S-X for Form S-1 registration statements.

4.	Consents and Approvals. All material governmental, shareholder and third-party approvals and all material consents necessary to the financing of the Acquisition shall have been received and shall be in full force and effect, and all applicable waiting periods shall have expired without any materially adverse action being taken by any applicable authority.

5.	Performance of Obligations. All fees and reasonable, documented out-of-pocket costs and expenses (including, without limitation, reasonable legal fees and expenses of counsel to the Arrangers set forth in Annex B and C and local counsel to the Arrangers and our technical and other non-financial advisors, title premiums, survey charges and recording taxes and fees) and other compensation contemplated by the Commitment Letter, the Fee Letters and the Engagement Letter payable to MSSF, Citigroup, the Administrative Agent or the Lenders shall have been paid.

6.	Funding Notice. The Lenders shall have received not less than three business days’ prior written notice of the Closing Date.

7.	Customary Closing Documents. All documents required to be delivered under the definitive financing documents, including customary legal opinions, corporate records, satisfactory evidences of insurance and documents from public officials and officers’ certificates, shall have been delivered. Each of MSSF and Citigroup shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

8.	Solvency. The Lenders shall have received a certificate from the chief financial officer of the Borrower, in form and substance satisfactory to each Arranger, supporting the conclusions that after giving effect to the Acquisition and the related transactions contemplated hereby, the Borrower will not be insolvent or be rendered insolvent by the indebtedness incurred in connection therewith, or be left with unreasonably small capital with which to engage in its businesses, or have incurred debts beyond its ability to pay such debts as they mature.

B.	ADDITIONAL CONDITIONS PRECEDENT TO THE SENIOR FACILITIES ONLY

9.	Security. Subject to the penultimate sentence of paragraph 8 of the Commitment Letter, the Administrative Agent, for the benefit of the Lenders, shall have been granted perfected first priority security interests in all assets to the extent described in Annex B to this Commitment Letter under the heading “Security” in form and substance satisfactory to each Arranger.

10.	Title Insurance. Subject to the penultimate sentence of paragraph 8 of the Commitment Letter, the Administrative Agent shall have received satisfactory assurances that an ALTA title insurance policy insuring the interest of the Lenders in portions of the real property to be determined securing the Senior Facilities has been obtained, in form and substance satisfactory to each Arranger and the Administrative Agent.

Annex D-2